UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: March 23, 2010

Golden Eagle International, Inc.
(Name of small business issuer as specified in its charter)

Colorado	0-23726	84-1116515
(State or Other	(Commission	(I.R.S. Employer
Jurisdiction of	File Number)	Identification
Incorporation)		No.)

9661 South 700 East, Salt Lake City, Utah 84070
(Address of Principal Executive Offices) (Zip Code)

(801) 619-9320
(Registrant’s Telephone Number, Including Area Code)

Not applicable
(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

        At a special meeting of shareholders of Golden Eagle International, Inc. (the “Company”) held on March 23, 2010 (the “Special Meeting”) among the proposals approved by the Company’s shareholders were the terms of the employment agreements between the Company and: (i) Terry Turner, the Company’s Chief Executive Officer, President and Chairman (the “Turner Agreement”); and (ii) Tracy Madsen, the Company’s Chief Financial Officer and Vice President – U.S. Operations (the “Madsen Agreement”). A description of the other matters submitted to the shareholders at the Special Meeting and how the shareholders cast their votes with respect to those proposals are further described in Item 5.07 below.

        On October 7, 2009 the parties executed and delivered both the Turner Agreement and the Madsen Agreement. However, both the Turner Agreement and the Madsen Agreement were subject to the receipt of shareholder approval on or before October 7, 2010. In a Current Report on Form 8-K dated October 7, 2009 the Company initially disclosed that the Turner Agreement and the Madsen Agreement were executed and also described the general terms of the agreements. Additionally, both the Turner Agreement and the Madsen Agreement were filed as exhibits to that same Form 8-K. After receiving shareholder approval of the Turner Agreement and the Madsen Agreement at the Special Meeting both agreements became binding, and enforceable against the Company.

Item 3.03 — Material Modification to Rights of Security Holders

        At the Special Meeting the Company’s shareholders approved a one-for-five hundred combination of the Company’s common stock (the “reverse stock split”). The Company expects to file an amendment to its Articles of Incorporation to cause the reverse stock split to be effected and to notify the Financial Industry Regulatory Authority of its intent to effect the reverse stock split. The reverse stock split will not be effective until the Company takes the actions required under Colorado law and by the regulatory agencies. The Company believes that the reverse stock split will be effected on or about April 15, 2010, but will definitively disclose the effective date of the reverse stock split at a future date by appropriate announcement.

        Once the reverse stock split is effected every five hundred shares of the Company’s common stock that are issued and outstanding, will automatically be combined into one issued and outstanding share without any change in the par value of such shares. No fractional shares will be issued in connection with the reverse stock split. Shareholders who are entitled to a fractional share will instead receive a whole share.

        The reverse split will affect all holders of the Company’s common stock uniformly and will not affect any shareholder’s percentage ownership interest in the Company, except to the extent the reverse split will result in any holder being granted a whole share for any fractional share that resulted from the reverse split.

Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

        As described in Item 1.01 above on March 23, 2010 the Turner Agreement and the Madsen Agreement became binding and enforceable against the Company.

        Additionally, at the Special Meeting the Company’s shareholders approved the Golden Eagle International, Inc. Revised 2009 Equity Incentive Plan (the “Plan”). On October 7, 2009 Company’s Board of Directors adopted the Plan and granted stock options pursuant to it, which included option grants to the Company’s directors and executive officers. The Plan and the options granted on October 7, 2009 are described in the Company’s Current Report on Form 8-K filed dated October 7, 2009. Additionally, the Plan was filed as an exhibit to that Form 8-K. The adoption of the Plan, as well as all options granted under the Plan, was subject to approval by the Company’s shareholders. As such, after receiving shareholder approval at the Special meeting the Plan and the options granted pursuant to it became effective.

Item 5.07 – Submission of Matters to a Vote of Security Holders.

        At the Special Meeting of shareholders, four proposals were submitted to the shareholders for approval as set forth in the Company’s definitive proxy statement dated February 16, 2010. As of the record date, February 5, 2010, the Company had outstanding shares of common and preferred stock entitled to cast a total of 4,330,844,694 votes. In total the holders of record of shares of common stock and preferred stock entitled to 3,290,043,327 votes were present in person or represented by proxy at the Special Meeting, which represented approximately 76% of the votes attributable to shares of voting stock outstanding and entitled to vote at the meeting.

        At the meeting, the shareholders approved all four of the proposals, with the votes being cast as follows:

	For	Against	Abstain
Amendment to effect a 1-for-500 reverse stock split	2,960,514,841	328,376,945	1,151,541

Approval of the Golden Eagle International, Inc. 2009 Revised Equity Incentive Plan	2,455,616,447	142,607,073	8,959,368
Approval of the Turner Employment Agreement	2,976,970,186	173,292,576	8,501,565
Approval of the Madsen Employment Agreement	2,975,744,883	172,937,135	8,685,310

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 26th day of March, 2010.

Golden Eagle International, Inc. By: /s/ Terry C. Turner —————————————— Terry C. Turner President and Chief Executive Officer